Exhibit 99.1

CONSOL Energy Reports First Quarter Results;
Increased 2017 and 2018 Production Guidance to
420-440 Bcfe and 490-520 Bcfe, respectively;
Closed on Sale of Assets Totaling $108 Million To Date

PITTSBURGH (May 2, 2017) - CONSOL Energy Inc. (NYSE: CNX) reported net cash provided by operating activities in the just-ended quarter of $205 million, compared to $130 million in the year-earlier quarter, which included $6 million of net cash provided by discontinued operating activities. The company reported a net loss of $34 million for the quarter, less $5 million of net income attributable to noncontrolling interest, for a net loss attributable to CONSOL Energy shareholders of $39 million or a loss of $0.17 per diluted share.

Earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (EBITDA) from continuing operations1 were $104 million for the 2017 first quarter, compared to $138 million in the year-earlier quarter.

On a GAAP basis, the first quarter earnings included the following pre-tax items attributable to continuing operations:

•
Recorded a $138 million impairment on Knox Energy LLC and Coalfield Pipeline Company, which was recorded as Held for Sale at March 31, 2017 due to the fair value less costs to sell being less than the carrying value;

•	Recorded a $25 million unrealized gain on commodity derivative instruments, related to changes in the fair market value of existing hedges on a mark-to-market basis; and

•	Recorded $5 million in various other nonrecurring items.

After adjusting for certain items, which are described in the footnote to the EBITDA reconciliation table, the company had adjusted net income attributable to CONSOL Energy Shareholders1 in the 2017 first quarter of $38 million, or $0.17 per diluted share. Adjusted EBITDA attributable to continuing operations1 was $217 million for the 2017 first quarter, compared to $181 million in the year-earlier quarter.

"During the quarter, substantial progress was achieved on three important drivers of net asset value (NAV) per share," commented Nicholas J. DeIuliis, president and CEO. "First, for E&P, cycle times are down, capital efficiencies are up, and well type curves are further optimized, resulting in production guidance increases in 2017 and 2018 without any increases to last quarter's previously announced capital budgets. Second, our asset sales program is in high gear, and we monetized over $100 million to date and expect to be over halfway to the high end of our $400-$600 million asset sales target by the end of the second quarter. Third, the company generated approximately $100 million in organic free cash flow from continuing operations1, which excludes asset sales, in the first quarter and used that organic free cash flow to purchase our debt at a discount and reduce interest expense."

During the quarter, CONSOL Energy operated two horizontal rigs and drilled nine wells: seven dry Utica Shale wells in Monroe County, Ohio, and two Marcellus Shale wells in Washington County, Pennsylvania. The Ohio wells averaged approximately 9,900 lateral feet, while averaging 21.5 drilling days per well, compared to 24.0 drilling days per well during the fourth quarter of 2016. At the current pace, a single rig could drill 16 dry Utica Shale wells averaging 10,000 foot laterals, per year, which is a 14% improvement compared to the fourth quarter of 2016. Also during the quarter, CONSOL set a Marcellus Shale record by drilling 7,380 feet of lateral in 24 hours on the MOR30B well, located in Washington County, Pennsylvania.

Exhibit 99.1

"Over the course of the quarter, the operational execution of the team has been tremendous and, as a result, we have continued to see further efficiency improvements in both drilling and completion activities," commented Timothy C. Dugan, chief operating officer. "These improvements have led to further reductions in cycle times resulting in the acceleration of activity in 2017."

With the recent dissolution of the Marcellus Shale joint venture (JV) now providing full operational and strategic control, along with commodity price improvement, the company began monetizing non-core E&P assets in the quarter. CONSOL Energy recently closed on three asset sale transactions for total cash consideration of $108 million, of which the company has received aggregate proceeds of $16 million through March 31. One of the transactions was the sale of approximately 6,300 net undeveloped acres of the Utica-Point Pleasant Shale in Jefferson, Belmont and Guernsey counties, Ohio, for total cash consideration of approximately $77 million, or approximately $12,200 per undeveloped acre. Separately, the company divested non-core oil and gas assets, pipelines, and surface properties in two separate transactions for total cash consideration of $31 million. "These divestitures, along with additional packages in process, give us the momentum and confidence to reach our previously announced asset sales target of $400-$600 million, and we expect to be halfway to the high end of the target by the end of the second quarter," commented David M. Khani, chief financial officer.

During the quarter, CONSOL Energy generated approximately $117 million in free cash flow1, which included approximately $100 million of organic free cash flow from continuing operations1. Utilizing free cash generated during the quarter, the company repurchased approximately $100 million of its 2022 bonds at an average price of $98.54 in the open market, while maintaining liquidity at year-end levels. The company expects the 2017 leverage ratio to decline to approximately 2.0x by year-end.

1The terms "adjusted net income attributable to CONSOL Energy Shareholders," "EBITDA from continuing operations," and "adjusted EBITDA from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures." The terms "free cash flow," and "organic free cash flow from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP Net Cash Provided by Operating Activities, also under the caption “Non-GAAP Financial Measures."

E&P Division:

During the first quarter of 2017, CONSOL's E&P Division sold 95.0 Bcfe, or a decrease of 3% from the 97.5 Bcfe sold in the year-earlier quarter, driven primarily from production declines in the Utica Shale segment.

During the quarter, total production costs decreased to $2.32 per Mcfe, compared to the year-earlier quarter of $2.41 per Mcfe, driven primarily by reductions to lease operating expense and depreciation, depletion and amortization (DD&A). The reductions to lease operating expense were partially offset by an increase in gathering costs related to CONE Midstream fees due to the Marcellus Shale production mix increasing resulting from the Marcellus Shale JV dissolution in the fourth quarter of 2016, as well as additional flowing production for CONSOL.

Due to increased drilling and completion activities, E&P Division capital expenditures increased in the first quarter to $100.8 million, compared to $30.1 million spent in the fourth quarter of 2016.

Marcellus Shale production volumes, including liquids, in the 2017 first quarter were 58.0 Bcfe, approximately 13% higher than the 51.2 Bcfe produced in the 2016 first quarter. The increased Marcellus production is due in part to CONSOL obtaining newer wells and more flowing production as part of the Marcellus Shale JV dissolution. Marcellus total production costs were $2.18 per Mcfe in the just-ended quarter, which is a $0.27 per Mcfe improvement from the first quarter of 2016 of $2.45 per Mcfe, driven by reductions to lease operating expense, transportation, gathering and compression, and DD&A. DD&A decreased on a per-unit basis primarily due to a reduction in Marcellus DD&A rates resulting from an increase in the company's Marcellus reserves following the Marcellus Shale JV dissolution in the fourth quarter of 2016.

CONSOL Energy's Utica Shale production volumes, including liquids, in the 2017 first quarter were 15.3 Bcfe, down approximately 33% from 22.9 Bcfe in the year-earlier quarter. The decline in Utica Shale volumes resulted primarily from three areas: delayed timing associated with the development plan and turning wells in-line; natural production declines in both the wet and dry gas areas; and temporary shut-ins due to operational considerations. CONSOL expects 2017 Utica Shale volume growth, compared to 2016, driven by wells scheduled to get turned-in-line (TIL) in the second half of the year. Utica Shale total production costs were $2.16 per Mcfe in the just-ended quarter, which is a $0.37 per Mcfe impairment from the first quarter of 2016 total production costs of $1.79 per Mcfe. The cost impairment was driven by an increase in firm transportation and processing costs, an increase in property taxes associated with Hess operated Utica production, and an increase in Utica Shale DD&A rates due to higher capital costs associated with the initial dry Utica Pennsylvania wells. These three increases were partially offset with a reduction to lease operating expense. CONSOL expects Utica Shale total production costs to improve to approximately $1.80 per Mcfe for full year 2017, driven primarily by the addition of lower operating cost dry Utica Shale wells becoming a larger part of the production mix.

E&P Division First Quarter Operations Summary:
In addition to drilling nine wells in the quarter with two horizontal rigs, the company also utilized three frac crews. In January 2017, the company finished completion activity in Allegheny County, Pennsylvania, on its ACAA1 pad, which contains six Marcellus wells, as well as one Burkett and Rhinestreet well each. Three of the Marcellus Shale wells were TIL in the quarter with the remaining five wells carrying over into the second quarter. Frac design optimization and improved logistics resulted in the company frac'ing on average 1,245 feet per day, compared to 800 feet per day in 2016. Operating at this pace, with pads drilled and ready to frac, a crew can frac 46 Marcellus wells per year with an average lateral length of 8,000 feet. Also during the quarter, the company commenced completion activities in Monroe County, Ohio, on the SWITZ16 and SWITZ5 Utica pads, and in Ritchie County, West Virginia, on the PENS2 Marcellus Shale pad. The company expects these three pads to be TIL in the second quarter of 2017.

E&P DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter		Quarter		Quarter
	Ended		Ended		Ended
	March 31, 2017		March 31, 2016		December 31, 2016
Sales - Gas	$273.6		$157.4		$202.4
Sales - Oil	0.6		0.5		0.7
Sales - NGLs	39.3		19.9		31.4
Sales - Condensate	4.3		3.9		3.6
Total Sales Revenue ($ MM)	$317.8		$181.7		$238.1
(Loss) Gain on Commodity Derivative Instruments - Cash Settlement	(47.1)		84.3		42.0
Total Revenue	$270.7		$266.0		$280.1

Loss Before Income Tax ($ MM)	$(93.5)		$(22.9)		$(222.5)
Adjusted Earnings Before Income Tax ($MM)	$19.9	[1]	$19.0	[2]	$14.3	[3]
Capital Expenditures ($ MM)	$100.8		$62.9		$30.1
1Adjusted earnings before income tax for the E&P Division of $19.9 million for the three months ended March 31, 2017 is calculated as GAAP loss before income tax of $93.5 million plus total pre-tax adjustments of $113.4 million. The $113.4 million adjustment includes a $24.6 million pre-tax gain related to the unrealized gain on commodity derivative instruments, a pre-tax loss of $137.9 million related to the impairment of exploration and production assets and a pre-tax loss of $0.1 million related to severance expense.
2Adjusted earnings before income tax for the E&P Division of $19.0 million for the three months ended March 31, 2016 is calculated as GAAP loss before income tax of $22.9 million plus total pre-tax adjustments of $41.9 million. The $41.9 million adjustment includes a $29.3 million pre-tax loss related to the unrealized loss on commodity derivative instruments and a pre-tax loss of $12.6 million related to a gathering pipeline sale.
3Adjusted earnings before income tax for the E&P Division of $14.3 million for the three months ended December 31, 2016 is calculated as GAAP loss before income tax of $222.5 million plus total pre-tax adjustments of $236.8 million. The $236.8 million adjustment is a pre-tax loss related to the unrealized loss on commodity derivative instruments.

CONSOL's E&P Division production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	March 31, 2017	March 31, 2016	% Increase/(Decrease)	December 31, 2016	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	52.9	45.1	17.3%	51.5	2.7%
Utica Sales Volumes (Bcf)	11.6	17.7	(34.5)%	17.2	(32.6)%
CBM Sales Volumes (Bcf)	16.7	17.6	(5.1)%	17.4	(4.0)%
Other Sales Volumes (Bcf)[1]	4.9	5.7	(14.0)%	5.2	(5.8)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	8.1	9.7	(16.5)%	9.2	(12.0)%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.7	1.6	(56.3)%	0.7	—%

TOTAL	95.0	97.5	(2.6)%	101.3	(6.2)%

Average Daily Production (MMcfe)	1,055.8	1,071.0		1,100.7
1Other Sales Volumes: primarily related to shallow oil and gas production and the Chattanooga shale in Tennessee.
2NGLs, oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

E&P PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	March 31, 2017	March 31, 2016	December 31, 2016
Average Sales Price - Gas	$3.18	$1.83	$2.22
Average (Loss) Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$(0.55)	$0.98	$0.46
Average Sales Price - Oil*	$7.40	$5.14	$6.93
Average Sales Price - NGLs*	$4.86	$2.05	$3.40
Average Sales Price - Condensate*	$5.64	$2.44	$5.14

Average Sales Price - Total Company	$2.85	$2.73	$2.77

Lease Operating Expense	$0.23	$0.28	$0.22
Production, Ad Valorem, and Other Fees	0.09	0.09	0.07
Transportation, Gathering and Compression	0.99	0.96	0.93
Depreciation, Depletion and Amortization	1.01	1.08	1.05
Total Production Costs	$2.32	$2.41	$2.27

Margin	$0.53	$0.32	$0.50
*Oil, NGLs, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Corporate Expenses.

The average sales price of $2.85 per Mcfe, when combined with unit costs of $2.32 per Mcfe, resulted in a margin of $0.53 per Mcfe. This was an increase when compared to the year-earlier quarter, due to improvements in both average sales price and unit costs.

Marketing Update:
For the first quarter of 2017, CONSOL's average sales price for natural gas, natural gas liquids (NGL), oil, and condensate was $2.85 per Mcfe. CONSOL's average price for natural gas was $3.18 per Mcf for the quarter and, including cash settlements from hedging, was $2.63 per Mcf. Excluding hedging, the average realized price for all liquids for the first quarter of 2017 was $29.72 per barrel, an increase of 39% from the previous quarter.

CONSOL's weighted average differential from NYMEX in the first quarter of 2017 was ($0.30) per MMBtu. With an improved Henry Hub price coupled with an improved differential, CONSOL's average sales price for natural gas before hedging improved 43% to $3.18 per Mcf, compared to the average sales price of $2.22 per Mcf in the fourth quarter of 2016.

During the quarter, CONSOL executed on its strategy to add firm transportation capacity while avoiding expensive, long-term contracts. Specifically, CONSOL executed large-volume sales with two customers served on East Tennessee Natural Gas Pipeline ("ETNG"). These sales meet three marketing priorities. First, the deals complement the company's hedging program by providing a protection of physical basis in an illiquid, premium market for over three years, beginning in April of 2017. Next, the pricing structures for both deals provide value above the pool sales on Columbia Gas Transmission where much of the gas flowed prior to certain system enhancements. Finally, both deals utilize the customers' firm transportation capacity, at no cost to CONSOL, thereby allowing CONSOL to forego the renewal of certain firm transportation obligations on ETNG.

CONSOL continued to recover and sell discretionary ethane during the quarter. Directly-marketed ethane volumes were 367,000 barrels in the first quarter of 2017 and yielded a weighted average sales price in excess of Mont Belvieu ethane and $1.15 per MMBtu higher than CONSOL’s residue natural gas alternative.

E&P Division Guidance:
CONSOL Energy is increasing its E&P Division production guidance for 2017 and 2018 to approximately 420-440 Bcfe and 490-520 Bcfe, respectively, compared to previous guidance of 415 Bcfe and 485 Bcfe. The increase in production guidance is driven primarily by two factors: improved cycle times resulting in more production over a longer period of time, and type curve optimization in the Morris and Switz operating areas through changes to the production protocol resulting in holding production flatter for a longer period of time. The increase in production assumes no change to previously announced total E&P capital expenditures in 2017 and 2018 of approximately $555 and $600 million, respectively.

CONSOL Energy continued its programmatic hedge program to further build out NYMEX and basis hedges through 2021. Total hedged natural gas production in the 2017 second quarter is 76.1 Bcf. The annual gas hedge position is shown in the table below:

	2017	2018
Volumes Hedged (Bcf), as of 4/18/17	312.4*	283.2
*Includes actual settlements of 97.8 Bcf.

CONSOL Energy's hedged gas volumes include a combination of NYMEX financial hedges and index (NYMEX and basis) hedges and contracts. In addition, to protect the NYMEX hedge volumes from basis exposure, CONSOL enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CONSOL Energy's gas hedge position is shown in the table below:

	Q2 2017	2017	2018	2019	2020
NYMEX Only Hedges
Volumes (Bcf)	68.0	279.9	276.4	194.9	117.2
Average Prices ($/Mcf)	$3.18	$3.17	$3.17	$3.07	$3.11
Index Hedges and Contracts
Volumes (Bcf)	8.1	32.5	6.8	12.8	7.7
Average Prices ($/Mcf)	$3.19	$3.18	$2.61	$2.51	$2.46
Total Volumes Hedged (Bcf)	76.1	312.4	283.2	207.7	124.9

NYMEX + Basis (fully-covered volumes)[1]
Volumes (Bcf)	71.1	307.2	253.8	170.0	109.8
Average Prices ($/Mcf)	$2.59	$2.61	$2.86	$2.81	$2.85
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	5.0	5.2	29.4	37.7	15.1
Average Prices ($/Mcf)	$3.18	$3.17	$3.17	$3.07	$3.11
Total Volumes Hedged (Bcf)	76.1	312.4	283.2	207.7	124.9
1Includes physical sales with fixed basis in Q2 2017, 2017, 2018, 2019, and 2020 of 14.0 Bcf, 62.1 Bcf, 95.3 Bcf, 82.6 Bcf, and 48.7 Bcf, respectively.

During the first quarter of 2017, CONSOL Energy added additional NYMEX natural gas hedges of 60.6 Bcf, 40.0 Bcf, 32.5 Bcf, and 13.8 Bcf for 2018, 2019, 2020, and 2021, respectively. To help mitigate basis exposure on NYMEX hedges, in the first quarter CONSOL added 29.2 Bcf, 76.9 Bcf, 66.5 Bcf, 55.9 Bcf, and 25.0 Bcf of basis hedges for 2017, 2018, 2019, 2020, and 2021, respectively.

Pennsylvania (PA) Mining Operations Division:

CONSOL Energy's PA Mining Operations sold 6.8 million tons in the 2017 first quarter, compared to 5.3 million tons during the year-earlier quarter. During the quarter, the average cost of coal sold increased to $34.52 per ton, compared to $33.16 per ton in the year-earlier quarter due to the mobilization of additional resources for the development of longwall panels, demanding geological conditions at Enlow Fork mine, and increased equipment maintenance.

First Quarter Operations Summary:
CNX Coal Resources LP ("CNXC") reported the following in its first quarter 2017 earnings press release, dated May 1, 2017: "In spite of another mild winter, our coal sales improved substantially during the first quarter compared to the year-ago period, as higher natural gas prices and more normal coal inventory levels supported improved demand from our domestic power plant customers. Based on our updated coal sales guidance range, we are approximately 95% contracted for 2017 and 64% contracted for 2018. We believe our contracted position is well-balanced in hedging against market downside risk while allowing us to continue to build out the portfolio strategically and opportunistically as the market evolves."

During the quarter, on a total consolidated basis, PA Mining Operations Division generated $123 million of cash flow before capital expenditures.

PA MINING OPERATIONS RESULTS - Quarter-To-Quarter Comparison

	PA Mining Ops	PA Mining Ops	PA Mining Ops
	Quarter	Quarter	Quarter
	Ended	Ended	Ended
	March 31,	March 31,	December 31,
	2017	2016	2016

Beginning Inventory (millions of tons)	0.2	0.1	0.2
Coal Production (millions of tons)	6.9	5.4	7.1
Ending Inventory (millions of tons)	0.3	0.3	0.2
Sales - Company Produced (millions of tons)	6.8	5.3	7.1

Sales Per Ton	$46.80	$42.99	$45.05

Average Cost of Coal Sold Per Ton	$34.52	$33.16	$33.90

Average Margin Per Ton Sold	$12.28	$9.83	$11.15
Addback: DD&A Per Ton	$5.77	$6.45	$5.70
Average Margin Per Ton, before DD&A	$18.05	$16.28	$16.85
Cash Flow before Cap. Ex ($ MM)	$123	$86	$120
Note: The PA Mining Operations include Bailey, Enlow Fork, and Harvey mines. Total Production Costs per Ton include: operating and other costs, royalty and production taxes and depreciation, depletion and amortization. Sales tons times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated by PA Mining Operations. This cash generation will be offset by maintenance of production (MOP) capital expenditures. Table may not sum due to rounding.

CONSOL Energy now expects total consolidated PA Mining Operations annual sales to be approximately 25.6-27.6 million tons for 2017, compared to previous guidance of 26.0 million tons. Also, CONSOL Energy updates expected total consolidated capital expenditures for PA Mining Operations to be $120-$136 million for 2017, compared to previous guidance of $135 million.

2017 EBITDA Guidance by Segment:

(in millions)	E&P Division[1]	PA Mining Operations Division	Other	Total
Earnings Before Interest, Taxes and DD&A (EBITDA)	$705	$410	$(20)	$1,095
Adjustments:
Unrealized Loss/(Gain) on Commodity Derivative Instruments	(150)	-	-	(150)
Stock-Based Compensation	20	10	-	30
Adjusted EBITDA	$575	$420	$(20)	975
Noncontrolling Interest	-	$(50)	-	(50)
Adjusted EBITDA Attributable to CNX	$575	$370	$(20)	$925
Note: CONSOL Energy is unable to provide a reconciliation of projected Adjusted EBITDA to projected operating income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items. EBITDA guidance based on the midpoint of production guidance and assumes NYMEX as of 4/4/2017 of $3.40 + weighted average basis of ($0.29) per MMBtu on open volumes.

1Includes forecasted Earnings of Equity Affiliates of $40 million in 2017 associated with CONSOL Energy's proportionate share of ownership in CONE Midstream Partners. This income is reflected within Miscellaneous Other Income in the CNX income statement.

Liquidity:
As of March 31, 2017, CONSOL Energy had $1,721.4 million in total liquidity, which is comprised of $54.7 million of cash, excluding the CNXC cash balance, and $1,666.7 million available to be borrowed under its $2.0 billion bank facility. In addition, CONSOL holds 16.6 million CNXC limited partnership units, including 3.9 million class A preferred units, with an aggregated current market value of approximately $252 million and 21.7 million CONE Midstream Partners LP ("CNNX") limited partnership units with a current market value of approximately $461 million, in each case as of April 21, 2017.

CONSOL's net leverage ratio, using bank methodology, at the end of the quarter was 3.9x, a reduction from 4.4x at year-end. Improving financial performance from operations along with free cash flow generation and debt reduction drove the decrease in leverage.

About CONSOL
CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2016, CONSOL Energy had 6.3 trillion cubic feet equivalent of proved natural gas reserves.  CONSOL Energy is a member of the Standard & Poor's Midcap 400 Index.  Additional information may be found at www.consolenergy.com.

Non-GAAP Financial Measures
Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CONSOL Energy because they are widely used to evaluate a company's operating performance. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	March 31,
	2017	2017	2017	2017	2016
Dollars in thousands	E&P Division	PA Mining Operations Division	Other[1]	Total Company	Total Company
Net (Loss) Income	$(93,502)	$61,015	$(1,015)	$(33,502)	$(96,458)

Less: Loss from Discontinued Operations	—	—	—	—	53,167
Add: Interest Expense	621	2,297	41,515	44,433	49,865
Less: Interest Income	—	—	(1,543)	(1,543)	(214)
Add: Income Taxes	—	—	(53,789)	(53,789)	(23,800)
Earnings Before Interest & Taxes (EBIT)	(92,881)	63,312	(14,832)	(44,401)	(17,440)

Add: Depreciation, Depletion & Amortization	95,348	42,301	11,104	148,753	154,988

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$2,467	$105,613	$(3,728)	$104,352	$137,548

Adjustments:
Unrealized (Gain) Loss on Commodity Derivative Instruments	(24,640)	—	—	(24,640)	29,271
Impairment of E&P Properties	137,865	—	—	137,865	—
Loss on Sale of Gathering Pipeline	—	—	—	—	12,636
Severance Expense	162	—	68	230	2,918
Other Transaction Fees	—	—	5,316	5,316	—
Gain on Debt Extinguishment	—	—	(822)	(822)	—
Total Pre-tax Adjustments	113,387	—	4,562	117,949	44,825

Adjusted EBITDA from Continuing Operations	$115,854	$105,613	$834	$222,301	$182,373

Less: Net Income Attributable to Noncontrolling Interest	—	5,464	—	5,464	1,114

Adjusted EBITDA Attributable to Continuing Operations	$115,854	$100,149	$834	$216,837	$181,259
Note: Income tax effect of Total Pre-tax Adjustments was $40,884 and $10,310 for the three months ended March 31, 2017 and March 31, 2016, respectively. Adjusted net income attributable to CONSOL Energy Shareholders for the three months ended March 31, 2017 is calculated as GAAP net loss attributable to CONSOL Energy Shareholders of $38,966 plus total pre-tax adjustments from the above table of $117,949, less the associated tax expense of $40,884 equals the adjusted net income attributable to CONSOL Energy Shareholders of $38,099.
1CONSOL Energy's Other Division includes expenses from various other corporate and diversified business unit activities including legacy liabilities costs and income tax expense that are not allocated to E&P or PA Mining Operations Divisions.

Free cash flow and organic free cash flow from continuing operations are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow and organic free cash flow from continuing operations do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Organic Cash Flow from Continuing Operations	Three Months Ended March 31, 2017
Net Cash Provided by Continuing Operations	$205,194

Capital Expenditures	(112,978)
Net Distributions from Equity Affiliates	5,909
Organic Free Cash Flow from Continuing Operations	$98,125

Free Cash Flow	Three Months Ended March 31, 2017
Net Cash Provided by Operating Activities	$205,119

Capital Expenditures	(112,978)
Net Distributions from Equity Affiliates	5,909
Proceeds From Sales of Assets	19,427
Free Cash Flow	$117,477

Cautionary Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements under federal securities laws including Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; prices for natural gas, natural gas and other liquids and coal are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas, natural gas liquids and coal affecting our operating results and cash flows; foreign currency fluctuations could adversely affect the competitiveness of our coal and natural gas liquids abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our natural gas, natural gas liquids and coal to market; a loss of our competitive position because of the competitive nature of the natural gas and coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and coal and for our securities; the risks inherent in natural gas and coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our mining and transportation operations; obtaining and renewing governmental permits and approvals for our natural gas and coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our natural gas and coal operations; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of water used or removed from strata in connection with our natural gas operations at a reasonable cost and within applicable environmental rules; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current natural gas and coal operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable natural gas, oil and coal reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for natural gas and coal rights on some of our properties or failing to acquire these additional rights may result in a reduction of our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; exposure to employee-related long-term liabilities; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; our participation in joint ventures may restrict our operational and corporate flexibility, and actions taken by a joint venture partner may impact our financial position and operational results; risks associated with our debt; replacing our natural gas and oil reserves, which if not replaced, will cause our natural gas and oil reserves and production to decline; declines in our borrowing base could occur for a variety of reasons, including lower natural gas or oil prices, declines in natural gas and oil proved reserves, and lending regulations requirements or regulations; our hedging activities may prevent us from benefiting from near-term price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; failure to appropriately allocate capital and other resources among our strategic opportunities may adversely affect our financial condition; failure by Murray Energy to satisfy liabilities it acquired from us, or failure to perform its obligations under various arrangements, which we guaranteed, could materially or adversely affect our results of operations, financial position, and cash flows; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; a majority of our common units in CNX Coal Resources LP and CONE Midstream Partners LP are subordinated, and we may not receive distributions from CNX Coal Resources LP or CONE Midstream Partners LP; with respect to the sale of the Buchanan and Amonate mines and other coal assets to Coronado IV LLC - disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating results; there is no assurance that the potential dropdowns, spin-off or sale of the coal business will occur, or if it does occur that we will be able to negotiate favorable terms; with respect to the termination of the joint venture with Noble - disruption to our business, including customer and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results and liquidity; other factors discussed in the 2016 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable, and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC's rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of CNX Coal Resources LP.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Revenues and Other Income:	2017	2016
Natural Gas, NGLs and Oil Sales	$317,763	$181,255
(Loss) Gain on Commodity Derivative Instruments	(22,463)	55,060
Coal Sales	316,448	226,164
Other Outside Sales	13,053	7,766
Purchased Gas Sales	8,979	8,618
Freight-Outside Coal	12,282	13,110
Miscellaneous Other Income	40,696	48,131
Gain (Loss) on Sale of Assets	11,951	(7,276)
Total Revenue and Other Income	698,709	532,828
Costs and Expenses:
Exploration and Production Costs
Lease Operating Expense	21,633	27,739
Transportation, Gathering and Compression	94,332	93,974
Production, Ad Valorem, and Other Fees	9,329	8,303
Depreciation, Depletion and Amortization	95,348	105,715
Exploration and Production Related Other Costs	9,786	1,747
Purchased Gas Costs	8,895	7,868
Other Corporate Expenses	17,930	22,798
Impairment of Exploration and Production Properties	137,865	—
Selling, General, and Administrative Costs	21,490	22,458
Total Exploration and Production Costs	416,608	290,602
PA Mining Operations Costs
Operating and Other Costs	199,815	154,101
Depreciation, Depletion and Amortization	42,301	41,266
Freight Expense	12,282	13,110
Selling, General, and Administrative Costs	14,868	5,776
Total PA Mining Operations Costs	269,266	214,253
Other Costs
Miscellaneous Operating Expense	43,200	35,339
Selling, General, and Administrative Costs	2,211	1,853
Depreciation, Depletion and Amortization	11,104	8,007
Gain on Debt Extinguishment	(822)	—
Interest Expense	44,433	49,865
Total Other Costs	100,126	95,064
Total Costs And Expenses	786,000	599,919
Loss From Continuing Operations Before Income Tax	(87,291)	(67,091)
Income Tax Benefit	(53,789)	(23,800)
Loss From Continuing Operations	(33,502)	(43,291)
Loss From Discontinued Operations, net	—	(53,167)
Net Loss	(33,502)	(96,458)
Less: Net Income Attributable to Noncontrolling Interest	5,464	1,114
Net Loss Attributable to CONSOL Energy Shareholders	$(38,966)	$(97,572)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
Loss Per Share	2017	2016
Basic
Loss from Continuing Operations	$(0.17)	$(0.19)
Loss from Discontinued Operations	—	(0.24)
Total Basic Loss Per Share	$(0.17)	$(0.43)
Dilutive
Loss from Continuing Operations	$(0.17)	$(0.19)
Loss from Discontinued Operations	—	(0.24)
Total Dilutive Loss Per Share	$(0.17)	$(0.43)

Dividends Declared Per Share	$—	$0.0100

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
(Dollars in thousands)	March 31,
(Unaudited)	2017	2016
Net Loss	$(33,502)	$(96,458)
Other Comprehensive Income (Loss):
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($2,052), $682)	3,502	(2,484)
Reclassification of Cash Flow Hedges from OCI to Earnings (Net of tax: $5,624)	—	(9,814)

Other Comprehensive Income (Loss)	3,502	(12,298)

Comprehensive Loss	(30,000)	(108,756)

Less: Comprehensive Income Attributable to Noncontrolling Interests	5,452	1,114

Comprehensive Loss Attributable to CONSOL Energy Inc. Shareholders	$(35,452)	$(109,870)

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$61,266	$60,475
Accounts and Notes Receivable:
Trade	215,329	220,222
Other Receivables	100,949	69,901
Inventories	69,618	65,461
Recoverable Income Taxes	124,555	116,851
Prepaid Expenses	44,498	93,146
Current Assets of Discontinued Operations	—	83
Total Current Assets	616,215	626,139
Property, Plant and Equipment:
Property, Plant and Equipment	13,518,261	13,771,388
Less—Accumulated Depreciation, Depletion and Amortization	5,695,342	5,630,949
Property, Plant and Equipment of Assets Held for Sale, Net	163,622	—
Total Property, Plant and Equipment—Net	7,986,541	8,140,439
Other Assets:
Deferred Income Taxes	44,174	4,290
Investment in Affiliates	197,385	190,964
Other	219,454	222,149
Total Other Assets	461,013	417,403
TOTAL ASSETS	$9,063,769	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$270,739	$241,616
Current Portion of Long-Term Debt	11,851	12,000
Other Accrued Liabilities	704,367	680,348
Current Liabilities of Discontinued Operations	5,892	6,050
Total Current Liabilities	992,849	940,014
Long-Term Debt:
Long-Term Debt	2,620,698	2,722,995
Capital Lease Obligations	36,596	39,074
Total Long-Term Debt	2,657,294	2,762,069
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	656,890	659,474
Pneumoconiosis Benefits	107,792	108,073
Mine Closing	224,055	218,631
Gas Well Closing	224,588	223,352
Workers’ Compensation	66,429	67,277
Salary Retirement	108,485	112,543
Other	119,048	151,660
Total Deferred Credits and Other Liabilities	1,507,287	1,541,010
TOTAL LIABILITIES	5,157,430	5,243,093
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 230,034,586 Issued and Outstanding at March 31, 2017; 229,443,008 Issued and Outstanding at December 31, 2016	2,304	2,298
Capital in Excess of Par Value	2,467,996	2,460,864
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,682,545	1,727,789
Accumulated Other Comprehensive Loss	(389,042)	(392,556)
Total CONSOL Energy Inc. Stockholders’ Equity	3,763,803	3,798,395
Noncontrolling Interest	142,536	142,493
TOTAL EQUITY	3,906,339	3,940,888
TOTAL LIABILITIES AND EQUITY	$9,063,769	$9,183,981

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
December 31, 2016	$2,298	$2,460,864	$1,727,789	$(392,556)	$3,798,395	$142,493	$3,940,888
(Unaudited)
Net (Loss) Income	—	—	(38,966)	—	(38,966)	5,464	(33,502)
Other Comprehensive Income (Loss) (Net of ($2,052) Tax)	—	—	—	3,514	3,514	(12)	3,502
Comprehensive (Loss) Income	—	—	(38,966)	3,514	(35,452)	5,452	(30,000)
Issuance of Common Stock	6	488	—	—	494	—	494
Treasury Stock Activity	—	—	(6,278)	—	(6,278)	—	(6,278)
Amortization of Stock-Based Compensation Awards	—	6,644	—	—	6,644	58	6,702
Distributions to Noncontrolling Interest	—	—	—	—	—	(5,467)	(5,467)
Balance at March 31, 2017	$2,304	$2,467,996	$1,682,545	$(389,042)	$3,763,803	$142,536	$3,906,339

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended
(Unaudited)	March 31,
Cash Flows from Operating Activities:	2017	2016
Net Loss	$(33,502)	$(96,458)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Net Loss from Discontinued Operations	—	53,167
Depreciation, Depletion and Amortization	148,753	154,988
Impairment of Exploration and Production Properties	137,865	—
Stock-Based Compensation	6,702	5,624
(Gain) Loss on Sale of Assets	(11,951)	7,276
Gain on Debt Extinguishment	(822)	—
Loss (Gain) on Commodity Derivative Instruments	22,463	(55,060)
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(47,103)	84,331
Deferred Income Taxes	(41,936)	(23,582)
Equity in Earnings of Affiliates	(12,330)	(16,665)
Return on Equity Investment	—	4,512
Changes in Operating Assets:
Accounts and Notes Receivable	(27,908)	(14,833)
Inventories	(4,315)	(18,458)
Prepaid Expenses	870	18,980
Changes in Other Assets	936	(9,864)
Changes in Operating Liabilities:
Accounts Payable	4,016	(8,316)
Accrued Interest	34,411	35,867
Other Operating Liabilities	28,151	1,379
Changes in Other Liabilities	(10,036)	(3,313)
Other	10,930	4,087
Net Cash Provided by Continuing Operating Activities	205,194	123,662
Net Cash (Used in) Provided by Discontinued Operating Activities	(75)	6,290
Net Cash Provided by Operating Activities	205,119	129,952
Cash Flows from Investing Activities:
Capital Expenditures	(112,978)	(77,656)
Proceeds from Sales of Assets	19,427	8,453
Net Distributions from (Investments in) Equity Affiliates	5,909	(5,578)
Net Cash Used in Continuing Investing Activities	(87,642)	(74,781)
Net Cash Provided by Discontinued Investing Activities	—	395,757
Net Cash (Used in) Provided by Investing Activities	(87,642)	320,976
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	(100,500)
Payments on Miscellaneous Borrowings	(2,942)	(2,095)
Payments on Long-Term Notes	(98,243)	—
Net (Payments on) Proceeds from Revolver - CNX Coal Resources LP	(4,000)	15,000
Distributions to Noncontrolling Interest	(5,467)	(5,413)
Dividends Paid	—	(2,294)
Issuance of Common Stock	494	3
Treasury Stock Activity	(6,278)	(1,510)
Debt Repurchase and Financing Fees	(250)	—
Net Cash Used in Continuing Financing Activities	(116,686)	(96,809)
Net Cash Used in Discontinued Financing Activities	—	(47)
Net Cash Used in Financing Activities	(116,686)	(96,856)
Net Increase in Cash and Cash Equivalents	791	354,072
Cash and Cash Equivalents at Beginning of Period	60,475	72,574
Cash and Cash Equivalents at End of Period	$61,266	$426,646